Exhibit 10.30

Execution Version

Foreign Broker-Dealer Fee Sharing Agreement

This Foreign Broker-Dealer Fee Sharing Agreement (this “Agreement”) is made as of the April 27, 2023 by Kakaopay Securities Corp., a corporation organized and existing under the laws of South Korea (“KPS”), with its principal place of business located at 8F B-dong 166 Pangyoyeok-ro Bundang-gu Seongnam-Si, 13529 South Korea, and Muriel Siebert & Co., Inc. (“MSCO”), a corporation organized and existing under the laws of Delaware, with an office at 653 Collins Ave., Miami Beach, FL 33139, USA.

WHEREAS, Kakaopay Corporation, a parent company of KPS and Siebert Financial Corp., a parent company of MSCO, have entered into a First Tranche Stock Purchase Agreement (“First Tranche Agreement”) and Second Tranche Stock Purchase Agreement (“Second Tranche Agreement”) pursuant to which Kakaopay Corporation will purchase certain shares of Sibert Financial Corp;

WHEREAS, MSCO is registered as a broker-dealer with the U.S. Securities and Exchange Commission; and is a member of the Financial Industry Regulatory Authority (“FINRA”) and Securities Investors Protection Corporation (“SIPC”) which is engaged in the business of providing various brokerage services includes trading and execution services in the U.S;

WHEREAS, KPS is a broker-dealer registered with the South Korean Financial Services Commission (“FSC”) which is engaged in the business of providing various brokerage services includes trading and execution services in South Korea;

WHEREAS, KPS is “foreign broker-dealer” as described in SEC Rule 15a-6 and the adopting release to SEC Rule 15a-6 (SEC Release 34-27017);

WHEREAS, KPS and MSCO have entered into the DVP/RVP Execution Agreement dated March 14, 2023 establishing a trading account for KPS at MSCO (the “KPS Account”);

WHEREAS, MSCO intends to act as agent for the KPS Account pursuant to SEC Rule 15a-6(a)(4) and KPS intends to use the KPS Account to execute trades for itself and its customers; and

WHEREAS, MSCO may receive payment for order flow for executing trades for the KPS Account.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which KPS and MSCO (each a “Party” collectively the “Parties”) hereby acknowledge, the Parties agree as follows:

1.	Commissions and Fees.

(a)	MSCO shall pay KPS referral fees for orders it receives from KPS in accordance with the Applicable Laws (defined below) and the terms and conditions of Schedule A, attached hereto. For the avoidance of doubt, MSCO and KPS acknowledge that MSCO may make such payments to KPS subject to SEC Rule 15a-6.

(b)	MSCO shall provide KPS with documentation supporting the calculation of the amount of referral fees due KPS pursuant to this Agreement, in accordance with Schedule A, attached hereto.

(c)	Notwithstanding anything to the contrary in this Article 1, the payment of referral fees is subject to confirmation by the staff of the FINRA or obtaining legal opinion from an independent reputable U.S. licensed counsel knowledgeable in the area (to be paid by KPS) that payment of referral fees to KPS, pursuant to this agreement, is permissible as a regulatory matter.

2.	Representations, Warranties and Covenants by MSCO. MSCO represents, warrants and covenants to KPS as of the date first above written and as of the Effective Date as if made on that date, as follows:

(a)	Registration. MSCO is, and during the term of this Agreement will remain, duly registered and in good standing as a broker-dealer with the SEC, a member of FINRA and the SIPC and a licensed broker-dealer of every state and each jurisdiction where the nature of the business conducted or the location of MSCO’s associated persons makes such license necessary.

(b)	Authority to Enter Agreement. MSCO has all requisite authority, whether arising under applicable federal or state law or the rules and regulations of any securities exchange or other self-regulatory organization (“SRO”) to which MSCO is subject, to enter into this Agreement and to discharge the duties and obligations apportioned to it in accordance with the terms hereof.

(c)	Compliance with Applicable Law. MSCO is in material compliance, and during the term of this Agreement will remain in material compliance, with all applicable laws, statutes, regulations, rules, codes, ordinances, decrees, writs or orders enacted, adopted, issued or promulgated by any governmental authority, regulatory body or SRO, collectively referred to herein as “Applicable Law.”

(d)	Accuracy of Representations, Warranties and Covenants. MSCO will notify KPS promptly if any of the representations warranties and covenants set forth in this Section 2 cease to be true.

3.	Representations, Warranties and Covenants by KPS. KPS represents, warrants, and covenants to MSCO as of the date first above written and as of the Effective Date as if made on that date, that:

(a)	Registration. KPS is duly registered and in good standing as a broker-dealer with the FSC. KPS does not operate in the U.S. KPS’s customers are not “U.S. Persons” as defined in 17 CFR § 230.902(k).

(b)	Authority to Enter Agreement. KPS has all requisite authority, whether arising under applicable federal or state law, or the rules and regulations of any SRO to which KPS is subject, to enter into this Agreement and to discharge the duties and obligations apportioned to it in accordance with the terms hereof.

(c)	Compliance with Applicable Law. KPS is in material compliance, and during the term of this Agreement will remain in material compliance, with all applicable laws, statutes, regulations, rules, codes, ordinances, decrees, writs or orders enacted, adopted, issued or promulgated by any governmental authority, regulatory body or SRO, collectively referred to herein as “Applicable Law”.

(d)	Accuracy of Warranties and Representations. KPS will notify MSCO promptly if any of the representations and warranties set forth in this section 3 cease to be true.

4.	Term and Termination.

(a)	General. This Agreement shall be effective on the date to be mutually agreed upon by the Parties in writing, which shall be no later than one (1) month from the Closing (as defined in the Second Tranche Agreement) (the “Effective Date”). If the Parties are unable to agree on the Effective Date that is earlier than or by the date that is one (1) month from the Closing, then this Agreement shall automatically take effect on the next business day following the lapse of such one (1) month period. This Agreement shall terminate pursuant to mutual written consent of the Parties or upon the earlier of (i) 90 days’ prior written notice by the terminating Party to the non-terminating Party or (ii) the date on which the Second Tranche Agreement is terminated.

(b)	Termination for Cause. Either Party may terminate this Agreement immediately by written or oral notice in the event of a material breach of this Agreement by the non-terminating party or if any representation or warranty made by the non-terminating party shall prove to be incorrect at any time in any material respect.

5.	Assignment. Neither party may assign this Agreement without the prior written consent of the other party.

6.	Severability. If any provision or condition of this Agreement shall be held to be invalid or unenforceable, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

7.	Conflicts and Amendments. This Agreement supersedes all other agreements between the parties with respect to the arrangements contemplated herein. This Agreement may not be amended except by a writing signed by both parties.

8.	Notices. All notices pursuant to this Agreement shall be sent as follows:

Notices to KPS shall be sent to:

KPS
8F B-dong 166 Pangyoyeok-ro
Bundang-gu Seongnam-Si,
13529 South Korea
Attn:	Jin Hyuk Kim hector.k@kakaopaysec.com
Jung Seok Lee jude.yong@kakaopaysec.com

Notices to MSCO shall be sent to:

Muriel Siebert & Co., Inc.
653 Collins Ave.
Miami Beach, FL 33139
USA
Attn:	Michael Colombino, CFO

9.	Choice of Law.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

(b)	All disputes and controversies relating to or in any way arising out of this Agreement shall be settled by arbitration before and under the rules and auspices of FINRA.

(c)	Provisional Remedies. Notwithstanding the provisions of this section that any dispute or controversy between the parties relating to or arising out of this Agreement shall be referred to and settled by arbitration, the parties may, at any time prior to the initial arbitration hearing pertaining to such dispute or controversy, seek by application to the United States District Court for the Southern District of New York or the Supreme Court of New York any such temporary or provisional relief or remedy (the “Provisional Remedy”) provided for by the laws of the United States of America or the laws of the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate. The parties acknowledge and agree that it is their intention to have any such application for a Provisional Remedy decided by the court to which it is made and that such application shall not be referred to or settled by arbitration. No such application to either said court for a Provisional Remedy, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration in accordance with this section.

10.	Non-Employment. This Agreement is not intended to confer any employee-employer relationship. Each Party affirms that their personnel are not employees of the other Party for any purpose. Each Party shall be fully responsible for the acts of their personnel, regardless of whether such personnel are acting within the scope of their employment or agency. Each Party shall be solely responsible for the payment of compensation of their personnel, and shall inform the other Party that they are not entitled to any employee benefits or to participate in any compensation plans of the other Party.

11.	Force Majeure. Neither party shall be liable for, nor shall either party be considered in breach of this Agreement due to any failure to perform its obligations under this Agreement as a result of any cause beyond its control, including, but not limited to, an action by any military, civil or regulatory authority, a change in any law or regulation, a fire, flood, earthquake, storm or similar act of God, a disruption, imperfection or outage of telecommunications, power or other utility, electrical disturbances, brownouts or blackouts, systems failures, failure of, or errors in, third party equipment and software, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the non-performing party with commercially reasonable care.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KAKAOPAY SECURITIES CORP.		MURIEL SIEBERT & CO., INC.

By:	/s/ Seung Hyo Lee	By:	/s/ Michael J. Colombino
Name:	Seung Hyo Lee	Name:	Michael J. Colombino
Title:	CEO	Title:	CFO